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                                                                    EXHIBIT 10.6


                           CERF LABORATORIES AGREEMENT

          This CERF Laboratories Agreement (this "Agreement") is made and entered into as of this 30th day of June, 1999, by and between Smith & Nephew Inc., a Delaware corporation (hereinafter "S&N"), and DonJoy, L.L.C., a Delaware limited liability company (hereinafter "DonJoy, L.L.C.").

          WHEREAS, pursuant to the Recapitalization Agreement, dated as of April 29, 1999 (the "Recapitalization Agreement") by and among S&N, DonJoy, L.L.C. and Chase DJ Partners, LLC ("Investor"), DonJoy, L.L.C. is selling to Investor 645,500 Common Units of DonJoy, L.L.C. and DonJoy, L.L.C. is redeeming 2,000,000 Common Units from S&N, such that upon consummation of the transactions contemplated by the Recapitalization Agreement Investor will own approximately a ninety percent (90%) membership interest in DonJoy, L.L.C. (capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Recapitalization Agreement);

          WHEREAS, it is a condition to S&N's obligations under the Recapitalization Agreement that S&N and DonJoy, L.L.C. enter into this Agreement; and

          WHEREAS, in accordance with the Recapitalization Agreement, S&N desires for its employees, agents, representatives and invitees (collectively "Users") to use the Facilities (as defined below) and DonJoy, L.L.C. desires to make the Facilities available to S&N, all on the terms and conditions herein described.

          NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, S&N and DonJoy, L.L.C. do hereby agree as follows:

          In this Agreement,

I.           USE OF THE FACILITIES

          a) DonJoy, L.L.C. shall allow S&N and the Users to use the Clinical Education Research Facility (CERF) laboratory located at DonJoy, L.L.C.'s premises located on Scott Street, Vista, California, the equipment and supplies located therein and the services offered thereby (collectively the "Facilities") for the term of this Agreement on substantially the same terms as those upon which S&N and the Users currently use such Facilities S&N shall pay to DonJoy, L.L.C. on the first day of each calendar quarter a quarterly fee for the use of the Facilities, which such fee shall be calculated in the same manner as it was calculated prior to the date of this Agreement.

          b) The parties hereto shall be treated for all purposes as independent contractors and not as an agent or representative of the other party and neither has any power, right or authority to bind the other party or to assume or to create any obligation or responsibility, express or implied, on behalf of the other party. Nothing stated in this Agreement shall be construed as constituting S&N and DonJoy, L.L.C. as partners or as

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members of a joint venture, or as creating the relationship of employer and employee, master and servant, or principal and agent between them.

I.        TERM AND TERMINATION

       a) This Agreement shall commence on the date hereof and shall expire on June 30, 2001 unless renewed mutual agreement of the parties. S&N shall have the right to terminate this Agreement by providing DonJoy, L.L.C. with at least thirty (30) days prior written notice.

       b) Either party may terminate this Agreement by written notice having immediate effect in the event that any of the following events occur: (1) a receiver is appointed over any of the assets of the other party and such receivership shall not have been vacated or stayed within thirty (30) days; (2) the other party is unable to pay its debts as they mature or ceases to pay its debts as they mature in the ordinary course of business or makes an assignment for the benefit of its creditors; (3) any voluntary proceedings are commenced by or for the other party under any bankruptcy, insolvency, or debtors' relief law; or for any proceedings commenced against the other party under any bankruptcy, insolvency or debtors' relief law and such proceeding is not vacated or set aside within thirty (30) days from the date of commencement thereof.; or (4) material default by the other party under its respective Ancillary Agreements.

       c) Any material breach of any term of this Agreement shall entitle the other party to terminate this Agreement provided the non-breaching party first gives notice to the breaching party and permits the breaching party twenty (20) days to cure such breach, provided that in the event of delay of payment by S&N the cure period shall be five (5) days. The right to terminate shall be in addition to all other rights and remedies available at law or in equity.

3.     INDEMNIFICATION

       a) Indemnification by DonJoy, L.L.C.

          DonJoy, L.L.C. agrees to defend, indemnify and hold harmless S&N and S&N's officers, managers, equity holders and Affiliates from and against any and all claims, actions, damages, losses, costs, liabilities and expenses (including without limitation reasonable attorneys' fees) (hereinafter "Losses") sustained or incurred by S&N as a consequence of (i) any injury, death or property damage arising out of the negligence or willful misconduct of DonJoy, L.L.C. or its employees or agents (except to the extent that such injury, death or damage was caused by the negligent act or willful misconduct of S&N) in any action or proceeding brought by any third party respecting such claim, (ii) DonJoy, L.L.C.'s negligent act or omission, or (iii) DonJoy, L.L.C.'s failure to comply with its obligations hereunder.

       b) Indemnification by S&N

          S&N shall indemnify, defend and hold harmless DonJoy, L.L.C. and DonJoy, L.L.C.'s officers, directors, equity holders and Affiliates from and against any
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Losses as a consequence of (i) any injury, death or property damage arising out of the negligence or willful misconduct of S&N or its employees or agents (except to the extent that such injury, death or damage was caused by the negligent act or willful misconduct of DonJoy, L.L.C.) in any action or proceeding brought by any third party respecting such claim, (ii) S&N's negligent act or omission, or (iii) S&N's failure to comply with its obligations hereunder.

       c) Indemnification Procedures

          Each party shall be entitled to the indemnity described in paragraphs
(a) and (b) of this Section provided the following conditions are met; the party obliged to provide indemnification is referred to as the "Indemnifying Party", and the party entitled to be indemnified is referred to as the "Indemnified Party":

          (i) Promptly upon learning of any claim for which indemnification is sought from the Indemnifying Party, the Indemnified Party shall notify the Indemnifying Party of such claim and shall furnish to the Indemnifying Party all information known and available to the Indemnified Party related to such claim.

          (ii) In the event of the commencement of litigation on the basis of such claim, the Indemnified Party shall tender the defense of such litigation to the Indemnifying Party.

          (iii) The Indemnified Party shall comply with any such reasonable instructions received from the Indemnifying Party relating to settlement of such claim (unless settlement of the claim would establish an adverse precedent for other similar claims in the future), if any, to the extent that it lies within the power of the Indemnified Party to comply with any such instructions, excluding any instruction that requires the Indemnified Party to license or otherwise make available technology or other confidential information to a third party.

          (iv) If the Indemnifying Party undertakes defense of such litigation, the Indemnifying Party shall be entitled to appoint its attorneys to defend the case in the name of the Indemnified Party, and the Indemnified Party shall cooperate fully with the Indemnifying Party and its chosen attorneys in the defense of such litigation. The Indemnified Party shall be free to appoint its own attorneys in the same litigation, at its sole expense, although all decisions with respect to the conduct or settlement of such litigation shall remain solely with the Indemnifying Party.

       d) Insurance

          Each party shall maintain at its own expense general public liability coverage of not less than Three Million Dollars ($3,000,000) per occurrence with respect to bodily injury and death and Three Million Dollars ($3,000,000) per occurrence with respect to property damage for each claim with a deductible of no more than Two Hundred Fifty Thousand Dollars ($250,000). Each party shall provide the other with a
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certificate of insurance showing coverage and showing that the other has been named as an additional insured. Further, each party's insurer shall give the other party at least thirty (30) days prior written notice of any proposed cancellation or modification of the product liability insurance policy.

4.        GOVERNMENTAL PERMITS AND COMPLIANCE WITH LAWS

          a) The parties shall maintain all governmental permits required in order to perform their respective obligations under this Agreement. The parties shall comply with all laws, rules and regulations in all material respects; provided that DonJoy, L.L.C. shall have the sole responsibility for compliance with all laws, rules and regulations relating to the Facilities.

5.        MISCELLANEOUS

          a) This Agreement shall be amended or modified only by a written instrument executed by the duly authorized representatives of both parties.

          b) The waiver by either party of a breach or default in any of the provisions of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision.

          c) All notices under this Agreement shall be in writing and shall be sufficient if delivered in accordance with the requirements of the Recapitalization Agreement.

          d) The construction, performance and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (other than conflicts of law provisions).

          e) If any provision of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

          f) Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, including, without limitation, any claim that any of said Agreement, or any part thereof, is invalid, illegal or otherwise voidable or void, shall be submitted to arbitration in accordance with the Commercial Rules of the American Arbitration Association; provided, however, that this clause shall not be construed to limit or to preclude either party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief as necessary or appropriate. The arbitration shall be conducted in Chicago.

          g) This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. The parties represent that, in entering into this Agreement, they are not relying upon any previous representation, inducement or agreement of any kind.


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          h) In the event of arbitration and/or litigation over any controversy or claim arising out of or relating to this Agreement, or any breach thereof, the prevailing party shall be entitled to recover its reasonable attorneys fees and expenses in connection with such arbitration and/or litigation.

          i) Neither party may assign this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that DonJoy, L.L.C. may assign its rights and obligations under this Agreement to any Affiliate or subsidiary (including DJ Orthopedics, LLC) without the prior written consent of S&N; provided further, that neither party hereto shall be released from any of its obligations hereunder by reason of any such assignment.

          j) DonJoy, L.L.C. shall be not liable for its failure to perform its obligations under this Agreement due to events beyond its reasonable control including, but not limited to, strikes, riots, wars, fire, acts of God, inability to obtain or shortages of labor, materials, equipment or transportation and acts in compliance with applicable law, regulation, or order (whether valid or invalid) of any governmental body.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DonJoy, L.L.C.                              Smith & Nephew, Inc.,

By: /s/ Leslie H. Cross                     By: /s/ Clifford K. Lomax
    ---------------------------                 --------------------------------

Title: President and CEO                    Title: Treasurer
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                 [Signature Page to CERF Laboratories Agreement]